Exhibit (d)(22)(v)

AMENDMENT NO. 3 TO
SUBADVISORY AGREEMENT

THIS AMENDMENT effective as of this 24th day of May 2019 (the “Amendment”) is made to the Portfolio Management Agreement (the “Agreement”) made the 1st day of June 2010, as amended to date, by and among Invesco Advisers, Inc., a Delaware Corporation (the “Subadviser”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (the “Investment Adviser”), and Pacific Select Fund, a Delaware Statutory Trust (the “Trust”).  Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Investment Adviser, the Subadviser and the Trust are parties to the Agreement;

WHEREAS, on October 18, 2018, Massachusetts Mutual Life Insurance Company, an indirect corporate parent of OppenheimerFunds, Inc. (current subadviser to the Main Street Core Portfolio and Emerging Markets Portfolio, two funds of the Trust), announced that it has entered into an agreement whereby Invesco Ltd. will acquire OppenheimerFunds, Inc. and, as a result, the subadvisory agreement among OppenheimerFunds, Inc., the Investment Adviser and the Trust will terminate and the funds of the Trust previously subadvised by OppenheimerFunds, Inc. will be subadvised by Invesco Advisers, Inc. under the terms of this Agreement effective as of the date of this Amendment; and

WHEREAS, the parties mutually desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:

1.                                    Subsection 2(a)(2) is hereby amended by adding the following to the end of the paragraph:

“and regulatory guidance, releases and interpretations related thereto”

2.                                    The following is added to the second to last paragraph in Subsection 2(f) at the end of section (b) after “such information,” and before “and (c) Investment Adviser”:

“except that Subadviser will use its best efforts to make sure that the information is accurate and complete to the best of its knowledge,”

3.                                    In Subsection 2(i), the second sentence is hereby deleted and replaced with the following:

“Within 30 days of the end of each calendar quarter during which this Agreement remains in effect, the president, a vice president, the chief compliance officer, a managing director, or other senior officer (as the Investment Adviser determines appropriate) of the Subadviser shall certify to the Investment Adviser that (a) the Subadviser had a Code of Ethics that complied with the requirements of Rule 17j-1 during the previous calendar quarter, (b) the Code of Ethics contains procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1 under the 1940 Act, as amended) from violating the Code of Ethics, and that (c), except as otherwise disclosed, there have been no material violations or material changes of the Code of Ethics or, if a material violation has occurred, that appropriate action has been taken in response to such violation.”

4.         Also, the following is added to the end of subsection 2(i):

“Notwithstanding anything herein to the contrary, the Subadviser shall not redact any information that would reasonably be considered relevant information to the Investment Adviser or the Trust for the purpose of the examination, including the job function of a person.”

5.                                    In Subsection 2(q), the last sentence is hereby deleted and replaced with the following:

“In connection with the periodic review and annual report required to be prepared by the CCO pursuant to Rule 38a-1, the Subadviser agrees to certify and provide the Subadviser’s written compliance policies and procedures, with sufficient information as may be reasonably determined by the CCO related to the design and implementation of the Subadviser’s compliance program.”

6.         Subsection 2(v) is hereby deleted and replaced with the following:

“will, upon request by the Investment Adviser, provide relevant trade information or other documentation (for example, a schedule of purchases and sales and/or holdings or trade confirmations) maintained by the Subadviser in the ordinary course of business  in order to assist the Investment Adviser with domestic or foreign class action litigation involving securities held or previously held by a Portfolio.  The Subadviser will promptly forward to the Investment Adviser any notifications, documentation, checks or other items received regarding class action litigations involving a Portfolio. The Subadviser will also promptly notify the Investment Adviser if the Subadviser determines to opt out of a class action litigation or otherwise commence an independent litigation (domestic or foreign) for securities or other investments held or previously held in Subadviser’s proprietary accounts that are also held or were previously held by a Portfolio.  The Subadviser shall have no responsibility to, and shall not initiate, compile or file claims on behalf of a Portfolio or the Investment Adviser for any litigation relating to securities or other investments currently or previously held in the Portfolio.”

7.         Subsection 2(y) is hereby deleted and replaced with the following:

“the Subadviser will not, for the duration of this Agreement, knowingly solicit, encourage or induce, or attempt to solicit or induce, or assist any other person in so soliciting, encouraging or inducing, any employee, consultant or independent contractor that is engaged by the Investment Adviser and/or any of its parent or affiliated entities with whom the Subadviser (or any of its employees, agents, consultants or contractors) had any contact with or became aware of through the provision of services under this Agreement, to terminate or breach an employment, contractual or other relationship with the Investment Adviser; provided that this paragraph shall not prohibit the Subadviser from hiring any employee, consultant or independent contractor that is engaged by the Investment Adviser and/or any of its parent or affiliated entities who independently seeks employment with the Subadviser or pursuant to any general hiring campaign not targeted at a particular employee, consultant or independent contractor.”

8.                                    In Subsection 2(dd), the last sentence is hereby deleted and replaced with the following:

“The Subadviser represents and warrants that no current or future portfolio manager for a Portfolio is or will be a Contract Holder and that the Subadviser has processes in place to prevent a portfolio manager for a Portfolio from being a Contract Holder.”

9.                                    In Section 3, titled Disclosure about Subadviser and Portfolio, the following is added as the second paragraph:

“The Subadviser further agrees to promptly review any information to be included in shareholder reports required under Section 30(e) of the 1940 Act, marketing materials or any other materials (“Other Materials”) which relate to the Subadviser or a Portfolio as requested by the Investment Adviser.  The Subadviser represents and warrants that, solely with respect to the disclosure relating to the Subadviser or the Portfolio that the Subadviser has provided to the Trust for inclusion in Other Materials, including any performance information (such as Subadviser’s composite/comparable account performance) that the Subadviser provides which is included in or serves as the basis for information included in the Other Materials, such portion of the Other Materials contains no untrue statement of any material fact and does not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. The Subadviser further agrees to notify the Investment Adviser and the Trust immediately of any material fact known to the Subadviser whose omission would make the disclosure in the Other Materials provided by Subadviser misleading in light of the circumstances under which such statements were made, or of any statement contained therein that becomes untrue in any material respect.”

10.       In Section 4, titled Expenses, the following is added after the first sentence:

“The Subadviser shall also bear, at its expense, any fees or costs associated with regulatory investigations or litigation arising from or pertaining to (i) the  investment advisory services provided by the Subadviser under the Agreement (but excluding litigation for services provided and/or fees charged by the Investment Adviser); and (ii) the Subadviser’s general business operations that require the involvement or participation of the Investment Adviser, the Trust, and/or any affiliated person of the Trust.”

11.                            In Section 9, titled Books and Records, the following is added after “Investment Adviser’s request:” and before “although the Subadviser”:

“including requests made upon or following termination of this Agreement (unless other dispensation of such records is mutually agreed by the parties) for so long as Subadviser is required to maintain such records under applicable law,”

12.                            In Section 13, titled Liability, the following is added to the end of paragraph (a):

“In addition, Subadviser shall be liable for any damages, expenses, or losses in connection with any act or omission arising out of any services rendered by third parties that Subadviser hires in connection with fulfilling Subadviser’s obligations under this Agreement.”

13.                            In Section 14, titled Indemnification, the following is added to the end of paragraph (a):

“In addition, Subadviser agrees to indemnify and hold harmless the PL Indemnified Persons (which includes the Investment Adviser as defined) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the PL Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the actions or omissions of any third parties that Subadviser hires in connection with fulfilling Subadviser’s obligations under this Agreement.”

14.                            In Section 15, titled Duration and Termination, paragraph (a) is hereby deleted and replaced with the following:

“by the Trust upon a vote of a majority of the Board or upon a vote of a majority of the outstanding voting shares of the Trust or, with respect to a particular Portfolio, upon a vote of a majority of the outstanding voting shares of such Portfolio, at any time, without payment of any penalty, upon sixty (60) days’ prior written notice to the Subadviser and the Investment Adviser;”

15.                            In Section 19, titled Notices, subsection A is hereby deleted and replaced with the following:

“Invesco Advisers, Inc.

11 Greenway Plaza, Suite 1000

Houston, Texas 77046

Attention: General Counsel

Email: IVZ-PacLifeClientReportingGroup@invesco.com

Telephone number: 713-626-1919”

16.                            The Exhibit A of this Amendment hereby replaces the current Exhibit A to the Agreement.

17.                            Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By: /s/Howard T. Hirakawa	By: /s/Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: SVP, Fund Operations	Title: VP & Assistant Secretary

INVESCO ADVISERS, INC.

By: /s/J. Clint Harris
Name: J. Clint Harris
Title: Head of WMP

PACIFIC SELECT FUND

By: /s/Howard T. Hirakawa	By: /s/Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: Senior Vice President	Title: VP & Assistant Secretary